UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 13, 2012
____________________
HEARTLAND PAYMENT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32594	22-3755714
(State or other jurisdiction	(Commission File No)	(I.R.S. Employer
of incorporation or organization)	File No)	Identification Number)

90 Nassau Street, Princeton, New Jersey 08542
(Address of principal executive offices) (Zip Code)
(609) 683-3831
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 13, 2012, Heartland Payment Systems, Inc. (the “Company”) announced the appointment of Ian M. Drysdale as President-Network Solutions, where he will oversee the Company's growth in retail, petroleum and e-commerce markets.
Mr. Drysdale, age 44, has extensive experience in the electronic payments processing industry. From
June 2007 to June 2012, Mr. Drysdale served as Senior Vice President at payment processor WorldPay, a global payment processing company providing a variety of card processing and related services, where he managed business and product development for the U.S. market. Prior to that, Mr. Drysdale held several executive positions of increasing responsibility during his twelve year tenure with First Data Corporation.

Under the terms of an offer letter between Mr. Drysdale and the Company, Mr. Drysdale will receive an annual base salary of $265,000 and is eligible for an annual bonus equivalent to 50% of his base salary for his personal performance and the Company's achievement of key objectives to be established by the Company's Board of Directors. However, Mr. Drysdale's bonus is guaranteed for his first twelve months of employment with the Company, so his 2012 bonus will be prorated based upon his start date and his 2013 bonus will be prorated based on the remainder of the guaranteed portion of such bonus.
In addition, Mr. Drysdale is eligible to receive, pending action by the Compensation Committee of the Company, a number of restricted stock units equal to $1,060,000 divided by the closing price of the Company's common stock as listed on the New York Stock Exchange on the date the Compensation Committee approves the grant. Each restricted stock unit represents a contingent right to receive one share of the Company's common stock. Such restricted stock units vest in four equal annual installments beginning on the date of grant and will also be subject to the terms and provisions of the Company's amended and restated 2008 Equity Incentive Plan and related restricted stock unit agreement. In addition, Mr. Drysdale will be entitled to participate in the Company's group life, medical, dental and vision and 401k programs.
Mr. Drysdale and the Company have also entered into an Employee Confidential Information and Noncompetition Agreement (the “Agreement”). Subject to Mr. Drysdale's compliance with the confidentiality, non-competition, non-solicitation and other covenants set forth therein, the Agreement provides that in the event he is terminated by the Company for other than cause (as defined in the Agreement) or disability (as defined in the Agreement), he will be entitled to receive severance pay in an amount equal to the base salary that would have been paid to him during a six-month period plus medical benefits for six months.  In addition, if Mr. Drysdale's employment is terminated by the Company other than for cause or his employment with the Company is terminated due to his death, he shall also be entitled to receive 50% of his pro rata portion of any annual bonus that he would have been entitled to receive based on the number of days he was employed by the Company during such year.
A copy of the press release issued by the Company announcing the aforementioned appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release of Heartland Payment Systems, Inc. dated July 13, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 13, 2012

Heartland Payment Systems, Inc.
(Registrant)

By:	/s/ Charles H.N. Kallenbach
Charles H.N. Kallenbach
General Counsel, Chief Legal Officer and Secretary